Exhibit 10.4

THE BANCORP, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As amended and restated, effective as of January 1, 2009)

THE BANCORP, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(As amended and restated, effective as of January 1, 2009)

SECTION 1. INTRODUCTION

The Plan was initially adopted pursuant to Executive’s Employment Agreement effective as of the Effective Date. The Company desires to amend the Plan, the terms and conditions of which were described in the Executive’s Employment Agreement, to make certain clarifying changes, as well as to amend the Plan to incorporate the applicable provisions of section 409A of the Code and the final regulations issued thereunder. In order to include the foregoing amendments into the Plan, the Company has determined to amend and restate the Plan, effective as of January 1, 2009, as set forth herein, and to provide that the terms and conditions set forth herein supersede the terms and conditions set forth in the Employment Agreement.

This Plan is an unfunded, non-qualified “top-hat” plan under ERISA that is maintained by the Company for the purpose of providing deferred compensation benefits to a select group of management or highly compensated employees. The Plan is intended to be maintained and operated in accordance with the requirements of section 409A of the Code with respect to all benefits payable under the Plan.

The purpose of the Plan is to provide supplemental retirement income to Executive in order to satisfy the Company’s obligations under the Employment Agreement. Such supplemental retirement income is intended to provide Executive with additional performance incentives, as well as to make up for benefits that cannot be paid to her under the qualified retirement plans sponsored by the Company due to certain restrictive provisions of applicable law.

Unless the context clearly indicates otherwise, all capitalized terms in this Section 1 shall have the meaning ascribed to them in Section 2 below.

SECTION 2. DEFINITIONS

2.01 “Beneficiary” means Executive’s husband or such other person that Executive may from time to time designate on a form provided by the Plan Administrator.

2.02 “Board” means the Board of Directors of the Company.

2.03 “Cause” means any of the following grounds for termination of Executive’s employment:

(a) Executive shall have been convicted of a felony;

(b) Executive intentionally and continually fails substantially to perform her reasonably assigned material duties to the Company (other than a failure resulting from Executive’s incapacity due to physical or mental illness), which failure has been materially and demonstrably detrimental to the Company and has continued for a period of at least thirty (30) days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company, has been delivered to Executive specifying the manner in which Executive has failed substantially to perform; or

(c) Executive breaches Section 5 of her Employment Agreement.

2.04 “Change of Control” means the occurrence of any of the following:

(a) The acquisition of the beneficial ownership, as defined under the Securities Exchange Act of 1934, of twenty-five percent (25%) or more of the Company’s voting securities or all or substantially all of the assets of the Company by a single person or entity or group of affiliated persons or entities other than by a Related Entity (as defined below);

(b) The merger, consolidation or combination of the Company with an unaffiliated entity, other than a Related Entity (as defined below) in which the directors of the Company as applicable immediately prior to such merger, consolidation or combination constitute less than a majority of the board of directors of the surviving, new or combined entity unless one-half of the board of directors of the surviving, new or combined entity, were directors of the Company immediately prior to such transaction and the Company’s chief executive officer immediately prior to such transaction continues as the chief executive officer of the surviving, new or combined entity;

(c) During any period of two consecutive calendar years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least two-thirds thereof, unless the election or nomination for the election by the Company’s stockholders of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

(d) The transfer of all or substantially all of the Company’s assets or all or substantially all of the assets of its primary subsidiaries to an unaffiliated entity, other than to a Related Entity (as defined below).

For purposes of the definition of “Change of Control” as set forth herein, the term “Related Entity” shall mean an entity that is an “affiliate” of Executive or any member of Executive’s immediate family including her spouse or children, as determined in accordance with Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

2.05 “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

2.06 “Company” means The Bancorp, Inc., a Delaware corporation, and any successor thereto that assumes this Plan.

2.07 “Disability” means Executive has been unable to perform the material duties of her employment for a period of ninety (90) consecutive days in any twelve (12)-month period because of physical or mental injury or illness. Executive agrees, in the event of a dispute relating to Executive’s Disability, to submit to a physical examination by a licensed physician jointly selected by the Board and Executive.

2.08 “Effective Date” means January 1, 2005.

2.09 “Employment Agreement” means the employment agreement, entered into as of April 20, 2005 between Executive and the Company, and effective as of the Effective Date, and as subsequently amended.

2.10 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.11 “Executive” means Betsy Z. Cohen.

2.12 “Good Reason” means the occurrence of any of the following events or conditions, unless Executive has expressly consented in writing thereto or unless the event is remedied by the Company promptly after receipt of notice thereof given by Executive:

(a) a demotion of Executive;

(b) a material reduction of Executive’s duties under the Employment Agreement;

(c) the Company’s requiring Executive to be based at a location other than in the Philadelphia, Pennsylvania metropolitan area;

(d) the failure of Executive to be elected to the Board; or

(e) any material breach of the Employment Agreement by the Company.

2.13 “Monthly Benefit” means $25,000, provided, however, that if prior to January 1, 2011, (a) Executive has a Separation From Service with the Company, then Executive’s Monthly Benefit shall be determined as follows: (i) if Executive’s Separation From Service with the Company is on account of a termination by the Company without Cause, due to Disability or death or resignation by Executive for Good Reason, Executive’s Monthly Benefit shall equal $25,000, or (ii) if Executive’s Separation From Service is on account of a resignation by Executive for a reason other than Good Reason, Executive’s Monthly Benefit shall equal the amount described in Exhibit A, attached hereto; or (b) a Change of Control occurs while Executive is employed by the Company,

Executive’s Monthly Benefit shall equal $25,000. The full value of the benefit payable as a result of a Separation From Service on account of a reason described in clause (a)(i) of the preceding sentence shall serve as consideration for Executive’s entering into restrictive covenants described in Section 5 of the Employment Agreement.

2.14 “Plan” means the The Bancorp, Inc. Supplemental Executive Retirement Plan, as set forth herein, and as the same may from time to time hereafter be amended.

2.15 “Plan Administrator” means the Chief Financial Officer of the Company. The Board may appoint another individual or individuals to perform some or all acts that the Plan Administrator is authorized to perform.

2.16 “Separation Date” means the last day on which Executive is employed by the Company on account of a Separation From Service.

2.17 “Separation From Service” means Executive’s separation from service with the Company within the meaning of section 409A of the Code and the regulations thereunder.

2.18 “Specified Employee” means any individual who, at any time during the twelve month period ending on the identification date (as determined by the Company or its delegate), is a specified employee under section 409A of the Code, as determined by the Company (or its delegate). The determination of “specified employees,” including the number and identity of persons considered “specified employees” and identification date, shall be made by the Company (or its delegate) in accordance with the provisions of sections 416(i) and 409A of the Code and the regulations issued thereunder.

SECTION 3. PARTICIPATION

3.01 Participation. Executive’s participation in the Plan commenced on the Effective Date and shall continue until amounts are paid to Executive (and her Beneficiary, as applicable) under the Plan pursuant to Section 4 or Executive forfeits the benefit as provided in Section 5. Other than Executive’s designated Beneficiary in the event of her death, no other individual is eligible to participate in, or receive a benefit under, the Plan.

SECTION 4. BENEFIT

4.01 Benefit. Except as otherwise provided in Section 5 below or in the event of Executive’s death as described in Section 4.02, upon the later to occur of Executive attaining age 70 or her Separation From Service, Executive shall be paid the Monthly Benefit for the remainder of her life. The Monthly Benefit shall be paid to Executive as described below.

(a) Age 70. If Executive has a Separation From Service prior to attaining age 70, the Monthly Benefit payable to Executive shall commence to be paid to her on the first business day of the month that immediately follows the month in which she attains age 70, and such Monthly Benefit shall continue to be paid to Executive on the first business day of each month thereafter for the rest of Executive’s life.

(b) Separation From Service. Except as provided below, if Executive attains age 70 prior to her Separation From Service, the Monthly Benefit payable to Executive shall commence to be to be paid to her on the first business day of the month that follows her Separation Date, and such Monthly Benefit shall continue to be paid to Executive on the first business day of each month thereafter for the rest of Executive’s life. Notwithstanding the immediately preceding sentence, if on Executive’s Separation Date she is a Specified Employee, the Monthly Benefit that would have been payable to her during the six month period following her Separation Date shall not be paid to her at the time described in the first sentence of this clause (b), but instead shall be paid, along with the Monthly Benefit that would have been paid to her on the first business day of the seventh month following her Separation Date, to her in a single lump sum cash payment on the first business day of the seventh month that follows the month in which her Separation Date occurs, and the Monthly Benefit shall continue to be paid to Executive on the first business day of each month thereafter for the rest of Executive’s life.

4.02 Death. If Executive should die, then the following provisions shall apply:

(a) Death Prior to Separation From Service. If Executive should die while employed by the Company, then Executive’s Beneficiary shall receive a lump sum cash payment equal to (i) one hundred and twenty (120), times (ii) the Monthly Benefit. This lump sum cash payment shall be paid to Executive’s Beneficiary within sixty (60) days following the date of her death.

(b) Death After Separation From Service, but Prior to Age 70. If Executive dies after her Separation From Service, but prior to attaining age 70, then Executive’s Beneficiary shall receive a lump sum cash payment equal to (i) one hundred and twenty (120), times (ii) the Monthly Benefit. This lump sum cash payment shall be paid to Executive’s Beneficiary within sixty (60) days following the date of her death.

(c) Death After Benefits Commence, But Prior to Receipt of the Monthly Benefit for Ten Years. If Executive has commenced receipt of her benefit, but dies before she is paid the Monthly Benefit for a period of one hundred and twenty (120) months, then Executive’s Beneficiary shall receive a lump sum cash payment equal to (i) the difference between (A) one hundred and twenty (120) and (B) the number of months Executive received payment of the Monthly Benefit, times (ii) the Monthly Benefit. This lump sum cash payment shall be paid to Executive’s Beneficiary within sixty (60) days following the date of her death.

(d) Death After Benefits Commence, But After Receipt of the Monthly Benefit for Ten Years. If Executive dies after being paid the Monthly Benefit for a period of at least one hundred and twenty (120) months, no portion of the Monthly Benefit shall be paid to Executive’s Beneficiary and the Company’s obligation to pay the Monthly Benefit under this Plan shall terminate.

SECTION 5. FORFEITURE

5.01 Forfeiture of Benefit. Notwithstanding anything in this Plan to the contrary, if the Company terminates Executive’s employment for Cause, Executive’s entitlement to the Monthly Benefit under this Plan shall be forfeited and neither Executive nor her Beneficiary shall be entitled to receive any portion of the Monthly Benefit under the Plan.

SECTION 6. GENERAL PROVISIONS

6.01 Limitation of Executive’s Rights. Nothing in this Plan shall be construed as conferring upon Executive any right to continue in the employment of the Company, nor shall it interfere with the rights of the Company to terminate the employment of Executive and/or to take any personnel action affecting Executive without regard to the effect which such action may have upon Executive as a recipient or prospective recipient of benefits under the Plan. Any amounts payable hereunder shall not be deemed salary or other compensation to Executive for the purposes of computing benefits to which Executive may be entitled under any other arrangement established by the Company for the benefit of its employees.

6.02 Future of the Plan. The Company reserves the right to amend or terminate the Plan at any time and for any reason; provided that no amendment to the Plan may be made without the consent of Executive if such will reduce the benefit payable to Executive under the Plan. Notwithstanding the foregoing, the Plan Administrator is authorized to make any technical, administrative, regulatory or compliance amendments to the Plan that the Plan Administrator deems necessary and appropriate. The Plan cannot be terminated prior to the date on which a benefit is still payable to Executive under the Plan, unless such distribution is made in accordance with, and complies with, the requirements of section 409A of the Code and its corresponding regulations.

6.03 Funding Policy and Source of Payments of Plan Benefits. The Company’s obligations hereunder shall constitute a general, unsecured obligation, payable solely out its general assets, and Executive shall not have any right to any specific assets of the Company. The Board may establish a rabbi trust to serve as the funding vehicle for the benefits described herein and may make contributions to the rabbi trust in such amounts or in such number of shares of stock of the Company as the Company reasonably determines to be sufficient to provide the present value of the benefit as accrued at the time of the contribution. Upon the occurrence of a Change of Control, the Company shall immediately contribute to the rabbi trust an amount sufficient to permit the full payment of the benefit due to Executive at age 70. With respect to amounts contributed to the rabbi trust, Executive shall have only the rights of a general, unsecured creditor against the Company for any distributions to Executive under this Plan, and the assets of the rabbi trust are available to pay the claims of the Company’s creditors. Notwithstanding anything herein to the contrary, no funding shall occur if such would result in immediate taxation under section 409A of the Code.

6.04 Administration of the Plan. The Plan shall be administered by the Plan Administrator. The Plan Administrator may adopt such rules and regulations not inconsistent with the provisions of the Plan as it deems necessary or appropriate for the proper administration of the Plan. The Plan Administrator shall have the full power and discretion to administer and interpret the Plan, to establish procedures for administering the Plan and to take any and all necessary actions in connection therewith, including, but not limited to, decisions relating to eligibility to participate, eligibility for and amount of benefits, factual determinations, the time and form of benefit payment and all other aspects of the Plan’s administration and interpretation. All such rules, regulations, interpretations and constructions shall be final and binding on the Company and Executive and her legal representatives, beneficiaries, successors and assigns.

6.05 Claims and Review Procedure.

(a) Applications for benefits and inquiries concerning the Plan (or concerning present or future rights to benefits under the Plan) shall be submitted to the Plan Administrator, in writing. An application for benefits shall be submitted on the prescribed form and shall be signed by Executive or, her Beneficiary, in the event of Executive’s death.

(b) In the event that an application for benefits is denied in whole or in part, the Plan Administrator shall notify the applicant in writing of the denial and of the right to review of the denial. The written notice shall set forth, in a manner calculated to be understood by the applicant, specific reasons for the denial, specific references to the provisions of the Plan on which the denial is based, a description of any information or material necessary for the applicant to perfect the application, an explanation of why the material is necessary, and an explanation of the review procedure under the Plan, including a statement of the applicant’s right to bring a civil action under section 502(a) of ERISA following an adverse determination on review. The written notice shall be given to the applicant within a reasonable period of time (not more than 90 days) after the Plan Administrator received the application, unless special circumstances require further time for processing and the applicant is advised of the extension. In no event shall the notice be given more than 180 days after the Plan Administrator received the application.

(c) An applicant whose application for benefits was denied in whole or part, or the applicant’s duly authorized representative, may appeal the denial by submitting to the Plan Administrator a written request for a review of the application within 60 days after receiving written notice of the denial. The Plan Administrator shall give the applicant or his representative an opportunity to review pertinent materials, other than legally privileged documents, in preparing the request for a review. The request for a review shall set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant deems pertinent. The Plan Administrator may request that the applicant submit such additional facts, documents or other materials as it may deem necessary or appropriate in making its review.

(d) The Plan Administrator shall act on each request for a review within 60 days after receipt, unless special circumstances require further time for processing and the applicant is advised of the extension. In no event shall the decision on review be rendered more than 120 days after the Plan Administrator received the request for a review. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice shall set forth, in a manner calculated to be understood by the applicant, the specific reasons for the decision, specific references to the provisions of the Plan on which the decision is based, a statement that the applicant is entitled to receive, upon request and free of charge, all documents, records and other information relevant to the claim for benefits, and a statement about any voluntary appeals procedures offered by the Plan and the applicant’s right to bring an action under section 502(a) of ERISA.

(e) The Plan Administrator shall adopt such rules, procedures and interpretations of the Plan as it deems necessary or appropriate in carrying out its responsibilities under this Section 6.05.

(f) No legal action for benefits under the Plan shall be brought unless and until the applicant (i) has submitted a written application for benefits in accordance with Section 6.05(a), (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with Section 6.05(d) and (iv) has been notified in writing that the Plan Administrator has affirmed the denial of the application; provided, however, that legal action may be brought after the Plan Administrator has failed to take any action on the claim within the time prescribed by Sections 6.05(b) and (e).

6.06 Restriction Against Assignment. The Company shall pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or corporation. No part of Executive’s benefit shall be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding (including, but not limited to, an action for a divorce or legal separation), nor shall any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If Executive (or, in the event of Executive’s death, Executive’s Beneficiary) purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, such shall be deemed null, void and without effect.

6.07 Construction.

(a) Applicable Law. The provisions of the Plan and the rights of Executive and the Company hereunder shall be interpreted and construed in accordance with the laws of the Commonwealth Pennsylvania, to the extent not superseded by applicable U.S. federal law.

(b) Titles and Headings. The titles and headings of the Sections of this Plan are for convenience only. In the case of ambiguity or inconsistency, the text rather than the titles or headings shall control.

(c) Severability. If any provision of the Plan is held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision had not been included in the Plan.

6.08 Taxes. All federal, state and local income, employment or other taxes required to be withheld in connection with a benefit payment shall be the sole responsibility of Executive. To the extent not otherwise paid for by Executive or, in the event of her death, her spouse, the Company shall have the right to deduct from any wages or other compensation payable to Executive or any payment made pursuant to this Plan any such taxes, as the Plan Administrator may determine in its sole discretion.

6.09 Section 409A of the Code. The Plan is intended to comply with the applicable requirements of section 409A of the Code and its corresponding regulations and related guidance, and shall be maintained and administrated in accordance with section 409A of the Code to the extent Section 409A of the Code applies to the Plan. Notwithstanding anything in the Plan to the contrary, distributions from the Plan, may only be made in a manner, and upon an event, permitted by section 409A of the Code. To the extent that any provision of the Plan would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of the Plan to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void. In no event shall Executive, directly or indirectly, designate the calendar year of payment. Notwithstanding anything in the Plan to the contrary, if at the time of her Separation From Service Executive is a Specified Employee, in no event may she commence receipt of her benefit under the Plan on account of a Separation From Service prior to the date that is six months from his or her Separation Date.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, and as evidence of the adoption of the foregoing Plan, the Company has caused the same to be executed by its duly authorized officers this 10th day of December, 2008.

THE BANCORP, INC.

By:
Name:
Title:

Exhibit A

Monthly Benefit

Date When Executive Resigns Without Good Reason	Monthly Benefit
On or after October 1, 2008, but prior to January 1, 2009	$15,000
On or after January 1, 2009, but prior to April 1, 2009	$15,500
On or after April 1, 2009, but prior to July 1, 2009	$16,500
On or after July 1, 2009, but prior to October 1, 2009	$17,500
On or after October 1, 2009, but prior to January 1, 2010	$18,500
On or after January 1, 2010, but prior to April 1, 2010	$19,500
On or after April 1, 2010, but prior to July 1, 2010	$20,500
On or after July 1, 2010, but prior to October 1, 2010	$21,500
On or after October 1, 2010, but prior to January 1, 2011	$22,500
January 1, 2011 or later	$25,000